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                                                          Exhibit 99.1

FOR IMMEDIATE RELEASE           MEDIA CONTACT:    Michael Geczi and John Dillard

                                                       Sitrick And Company
                                                       (212) 573-6100
                                                       (310) 788-2850


                                                       William Beaumont
                                                       Vice President, Marketing
                                                       DecisionOne
                                                       (610) 296-6000


             DECISIONONE REORGANIZATION PLAN IS CONFIRMED BY COURT;
                         COMPANY COMPLETES RESTRUCTURING


                  FRAZER, PA, MARCH 23, 2000 - DECISIONONE CORPORATION today announced that on March 21, 2000 the U.S. Bankruptcy Court in Delaware had confirmed the company's prepackaged plan of reorganization, completing its restructuring process begun January, 1999.

                  As previously announced, on February 14, 2000, DecisionOne submitted the plan for court confirmation with the unanimous support of its relevant creditor groups.

                  "The court confirmation of the plan of reorganization completes our restructuring efforts and clears the way for DecisionOne to reemerge as a company that is stronger financially and more competitive as a premier technology services company," stated George De Sola, chief executive officer. "The successful culmination of this process would not have been possible without the support and loyalty of our employees, our customers, our lending group and our suppliers. The company is very thankful for that support.

                  "We are looking forward, with great optimism, to a new phase in DecisionOne's development," De Sola added. "We have exceptional assets, including an excellent staff of service professionals, a strong service infrastructure and a first-class customer base. This, coupled with already-implemented operating improvements, a significantly improved balance sheet, a healthy cash position and an improved expense structure, forms a strong foundation for future growth."

                  About the Plan of Reorganization Under the terms of the restructuring plan, DecisionOne's bank lending group will exchange approximately $523 million in existing indebtedness for approximately 94.5% of the reorganized company's equity and $250 million in new senior secured bank debt.

                  The holders of the company's 9-3/4% Senior Subordinated Notes due 2007 will exchange their Notes for approximately 5% of the reorganized company's equity and warrants to purchase up to an additional 10.8% of the reorganized company's equity at various exercise prices. The holders of the 11-1/2% Senior Discount Debentures due 2008 issued by DecisionOne Holdings Corp., and DecisionOne Holdings' other unsecured creditors, will receive a total of approximately 0.5% of the reorganized company's equity.

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         The holders of the common stock of DecisionOne Holdings Corp. (OTCBB:
         DOCIQ) will not receive any distribution under the terms of the agreement, and such stock will be cancelled.

                  The agreement further provides that the holders of the company's 14% Senior Notes due 2006 would exchange their Notes for warrants to purchase up to 6.2% of the reorganized company's equity at various exercise prices.

                  As previously announced, the plan also provides that general and trade creditors will be paid in full.

                                ABOUT DECISIONONE

                  Employing more than 5,000 people, DecisionOne is the largest independent provider of multivendor computer maintenance and technology support services in North America. Headquartered near Philadelphia, PA, the Company provides services for a broad range of computing environments, from the data center to the desktop, through one of the industry's largest service infrastructures. DecisionOne has an impressive roster of customers, representing more than 50 percent of Fortune 1000 companies. For more information regarding DecisionOne, refer to the DecisionOne web site at http://www.decisionone.com.

                  This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, those described under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

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